Filed Pursuant to Rule 424(b)(2)

                                                          SEC File Nos. 33-50705
                                                                       333-22859

                              PROSPECTUS SUPPLEMENT
          (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                                  11,500 Shares


                         RESOURCE MORTGAGE CAPITAL, INC.

                             SHARES OF COMMON STOCK
                                (Par Value $0.01)


     Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Resource Mortgage Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 11,500 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

    Shares sold during Pricing Period

             4,400   Average Market Price Shares
             7,100   Additional Shares
            ------
            11,500    Total Shares Sold

      Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the "Average Market Price") for each day of the Pricing
          Period:

                                                     Average (or Total)
03/17/97  03/18/97  03/19/97  03/20/97   03/21/97   for Pricing Period
--------  --------  --------  --------  --------    ------------------
$30.8125  $30.2500  $0.0000   $0.0000   $0.0000        $30.5313

      High and Low Sales Prices at which Average Market Shares were sold during pricing period:

         High: $31.125                   Low: $30.250

Average Market Price Shares:

Gross Proceeds to Company...............$134,337.50       Gross Sales Proceeds................$134,525.00
3% Discount.............................$  4,030.13       Compensation to Agent...............$  4,217.63
                                        -----------                                           -----------
Net Proceeds to Company.                $130,307.37       Net Proceeds to Company............ $130,307.37

Additional Shares Sold:

Gross Proceeds to Company..............$216,000.00
Commission to PaineWebber .............$  6,480.00
                                       -----------
Net Proceeds to Company................$209,520.00

Total Net Proceeds to Company..........$339,827.37        Total Compensationt to Agent........$ 10,697.63

On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was $29.125

Note:.S.E.C. fees were not used in arriving at any of the above figures.


 ......THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is March 25, 1997.